FOR IMMEDIATE RELEASE:  March 23, 2007

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Receives NASDAQ Delisting Notice;

Will Request Hearing with NASDAQ

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM PETD) today announced that on March 21, 2007, the Company received a Staff Determination Letter from The NASDAQ Stock Market indicating that the Company is subject to potential delisting from the NASDAQ Global Select Market as a result of the Company's failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2006, with the SEC, as required under NASDAQ Marketplace Rule 4310(c)(14).  The receipt of the notice will not result in the immediate delisting of the Company's common stock from NASDAQ.

The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel (the "Panel") to appeal the Staff Determination.  The request for a hearing will stay the potential delisting until the appeal has been heard and the Panel has rendered a formal decision.  However, there can be no assurance that the  Panel will grant the Company's request for continued listing.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597